Exhibit 10.1
EXECUTION VERSION

PUT OPTION AND
REGISTRATION RIGHTS AGREEMENT
dated as of October 18, 2007
among
PACIFIC DRILLING LIMITED,
TRANSOCEAN PACIFIC DRILLING INC.,
TRANSOCEAN INC.
and
TRANSOCEAN OFFSHORE INTERNATIONAL VENTURES LIMITED

Page
SECTION 6.6. Counterparts	31
SECTION 6.7. Interpretation; Headings	31
SECTION 6.8. Arbitration	31
SECTION 6.9. Expenses	32
SECTION 6.10. Severability	32

Schedule A Rig Brokers
Schedule B Representations and Warranties of Pacific Drilling
Schedule C Representations and Warranties of TOIVL and Transocean

PUT OPTION AND REGISTRATION RIGHTS AGREEMENT
          This PUT OPTION AND REGISTRATION RIGHTS AGREEMENT, dated as of October 18, 2007 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among PACIFIC DRILLING LIMITED, a corporation organized under the laws of Liberia (“Pacific Drilling”), TRANSOCEAN PACIFIC DRILLING INC., a BVI Business Company incorporated under the laws of the British Virgin Islands (the “Company”), TRANSOCEAN INC., a company organized under the laws of the Cayman Islands (“Transocean”), and TRANSOCEAN OFFSHORE INTERNATIONAL VENTURES LIMITED, a company organized under the laws of the Cayman Islands (“TOIVL”).
RECITALS
          A. Elder Trading Co., a Liberian corporation and a wholly-owned subsidiary of Pacific Drilling (“Elder”), has entered into a shipyard construction contract (the “Elder Construction Contract”) with Samsung Heavy Industries Co., Ltd. (the “Shipyard”) for the construction of a drillship (Hull No. 1674) (the “Deepwater 1 Drillship”).
          B. Ashgrove Carriers Ltd., a Liberian corporation and a wholly-owned subsidiary of the Pacific Drilling (“Ashgrove”), has entered into a shipyard construction contract (the “Ashgrove Construction Contract” and, together with the Elder Construction Contract, the “Construction Contracts”) with the Shipyard for the construction of a drillship (Hull No. 1725) (the “Deepwater 2 Drillship” and, together with the Deepwater 1 Drillship, the “Drillships”).
          C. All of the issued equity interests of Elder and Ashgrove were contributed by Pacific Drilling to the Company,
          D. Pacific Drilling and TOIVL each acquired fifty percent (50%) of the issued equity interest of the Company and entered into a Shareholders’ Agreement dated as of the date hereof among Pacific Drilling, the Company and TOIVL (the “Shareholders’ Agreement”).
          E. The Company contributed all of the issued equity interests of Elder to Deepwater Pacific 1 Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of the Company (“Deepwater 1”), and the Company contributed all of the issued equity interests of Ashgrove to Deepwater Pacific 2 Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of the Company (“Deepwater 2” and, together with Deepwater 1, Elder and Ashgrove, the “Drillship Subsidiaries”).
          F. Pacific Drilling and TOIVL have agreed that under certain circumstances, Pacific Drilling will sell to TOIVL and TOIVL will purchase from Pacific Drilling all of the issued Capital Stock of the Company owned by Pacific Drilling, upon the terms and subject to the conditions set forth herein.
          G. Pacific Drilling, Transocean and TOIVL have agreed that Transocean will grant Pacific Drilling certain registration rights with respect to any Registrable Securities (as defined below) that Transocean issues to Pacific Drilling pursuant to this Agreement in connection with the purchase by TOIVL of all of the issued Capital Stock of the Company owned by Pacific Drilling, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1. Defined Terms: Rules of Usage. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth below or, if not defined below or elsewhere in this Agreement, have the meanings assigned thereto in the Shareholders’ Agreement:
          “AAA” has the meaning ascribed thereto in Section 6.8 of this Agreement.
          “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and, with respect to an individual, also means (i) such individual’s spouse or former spouse, parents or siblings or such parents’ or siblings’ spouses or former spouses, (ii) the lineal descendants of such individual or any Person described in clause (i) and the spouse or former spouse of any such lineal descendant, (iii) a trust, foundation or similar arrangement the beneficiaries of which include such individual or any Person described in clause (i) or (ii), (iv) a charitable foundation, charitable trust or similar charitable entity established by such individual or any Person described in clause (i), (ii) or (iii) and administered by such individual or any such Person (or if the Person who established such foundation, trust or entity is a trust, foundation or similar arrangement described in clause (iii), the trustees, administrators or managers thereof), and (v) the estate (including the executors or administrators) of such individual or any Person named in clause (i) or (ii).
          “Agreement” has the meaning ascribed thereto in the preamble hereto.
          “Arbitration Notice” has the meaning ascribed thereto in Section 6.8 of this Agreement.
          “Arbitrator” has the meaning ascribed thereto in Section 6.8 of this Agreement.
          “Ashgrove” has the meaning ascribed thereto in the recitals hereto.
          “Ashgrove Construction Contracts” has the meaning ascribed thereto in the recitals hereto.
          “Business Day” means any day that is not a Saturday, Sunday or a holiday on which national banks in New York City, New York or Monaco are closed for business.
          “Capital Stock” means the Shares and any other issued shares, capital stock or other equity, participation or ownership interests (however designated) in the Company.

     “Cash Consideration” has the meaning ascribed thereto in Section 2.2 of this Agreement.
     “Commission” shall mean the United States Securities and Exchange Commission or any other United States federal agency at the time administering the Securities Act or the Exchange Act, as applicable.
     “Company” has the meaning ascribed thereto in the preamble hereto.
     “Company Shares” means the outstanding Shares and Rights.
     “Consideration” means the consideration to be paid to Pacific Drilling upon exercise of the Put Option at the Put Closing pursuant to Section 2.2 and Section 2.3.
     “Consideration Election Date” means the date that is ten (10) Business Days after receipt by Pacific Drilling of (i) all incomplete or bracketed information to be included in Section 4 of Schedule C pursuant to Section 2.1(c) and all schedules to Schedule C included pursuant to Section 2.1(c); it being agreed by TOIVL and Transocean that such information and schedules will be delivered in writing to Pacific Drilling not later than fifteen (15) days after the Put Notice Date, and (ii) written notice by TOIVL that all such information and schedules have been delivered pursuant to Section 2.1 and this definition and, therefore, that the Consideration Election Date shall occur in ten (10) Business Days.
     “Consideration Election Notice” has the meaning ascribed thereto in Section 2.1 of this Agreement.
     “Construction Contracts” has the meaning ascribed thereto in the recitals hereto.
     “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. If a majority of the shareholders, members, partners or holders of other equity, ownership or participation interests (however designated) in a Person consist of individuals, trusts, foundations or similar arrangements, charitable foundations, charitable trusts or similar charitable entities or estates (or the guardians, custodians or other legal representatives or beneficiaries thereof) who are Affiliates, then such Person is deemed to be controlled by such Affiliates.
     “Deepwater 1” has the meaning ascribed thereto in the recitals hereto.
     “Deepwater 1 Drillship” has the meaning ascribed thereto in the recitals hereto.
     “Deepwater 2” has the meaning ascribed thereto in the recitals hereto.
     “Deepwater 2 Drillship” has the meaning ascribed thereto in the recitals hereto.
     “Disadvantageous Condition” has the meaning ascribed thereto in Section 4.1 of this Agreement.

          “Dispute” has the meaning ascribed thereto in Section 6.8 of this Agreement.
          “Drilling Rig Appraisal Procedure” shall mean the following procedure to determine the fair value of the Drilling Rigs (the “valuation amount”) for purposes of the definition of “Fair Value of the Drilling Rigs” based on the assumption that the Put Closing shall occur on the 120th day following the Put Notice Date. For a period of ten (10) days after the Put Notice Date, the Shareholder Representatives of each of Pacific Drilling and TOIVL shall negotiate in good faith to reach an agreement as to the valuation amount of the Drilling Rigs. If such negotiations do not result in an agreement, each of Pacific Drilling and TOIVL shall promptly, and in any event within five (5) days thereafter, appoint as its appraiser an internationally recognized Rig Broker. Each appraiser shall, within forty-five (45) days of appointment, submit to the Board of Directors of the Company and to Pacific Drilling and TOIVL its appraisal of the valuation amount. If the difference in the valuation amounts set forth in the two appraisals is no more than ten percent (10%) of the average of the valuation amounts set forth in the two appraisals, the average of the two appraisals shall be deemed the valuation amount. If the difference in the valuation amounts set forth in the two appraisals is in excess of ten percent (10%) of the average of the valuation amounts set forth in the two appraisals, for a period of ten (10) days, Pacific Drilling and TOIVL shall negotiate in good faith to reach an agreement as to the valuation amount of the Drilling Rigs. If such negotiations do not result in an agreement, the appraisers shall jointly appoint a third appraiser within five (5) days thereafter, who shall be an internationally recognized Rig Broker. Neither Pacific Drilling nor TOIVL, nor any of their respective Affiliates or agents, shall share any information with respect to the two appraisals with the third appraiser. The third appraiser shall submit its appraisal to the Board of Directors of the Company and to Pacific Drilling and TOIVL within forty-five (45) days of its appointment. The valuation amount submitted by the third appraiser shall be deemed the valuation amount, unless the valuation amount set forth in the third appraisal is (i) greater than both valuation amounts set forth in the two earlier appraisals, in which case the higher of the two earlier appraisals will be deemed the valuation amount, or (ii) lower than both valuation amounts set forth in the two earlier appraisals, in which case the lower of the two earlier appraisals will be deemed the valuation amount. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit its appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. Pacific Drilling and TOIVL shall each bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared one-half by Pacific Drilling and one-half by TOIVL. The parties shall use their commercially reasonable best efforts to cause the appraisal procedure to be completed as promptly as is reasonably practicable and in any event within the time limits set forth above.
          “Drilling Rigs” shall mean drilling rigs, drillships and other comparable equipment, including the Drillships, owned from time to time by the Company or any of its Subsidiaries.
          “Drillship Subsidiaries” has the meaning ascribed thereto in the recitals hereto.
          “Drillships” has the meaning ascribed thereto in the recitals hereto.
          “Elder” has the meaning ascribed thereto in the recitals hereto.

          “Elder Construction Contract” has the meaning ascribed thereto in the recitals hereto.
          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
          “Fair Value of Pacific Drilling Shares” means the product obtained by multiplying each of (i) the Fair Value of the Drilling Rigs, (ii) the Valuation Multiple and (iii) the Pacific Drilling Percentage.
          “Fair Value of the Drilling Rigs” means the amount determined pursuant to the Drilling Rig Appraisal Procedure, that a willing purchaser(s) (under no compulsion to buy) would agree to pay, and a willing seller (under no compulsion to sell) would agree to accept, in an arm’s-length negotiated transaction within a reasonable amount of time for the sale of the Drilling Rigs, excluding Indebtedness, each on a stand-alone basis. The Fair Value of the Drilling Rigs will take into account the rights and obligations of the Company and its Subsidiaries under Contracts to which the Company or any of its Subsidiaries is a party. Notwithstanding anything to the contrary contained herein, the Fair Value of the Drilling Rigs will be determined based on the assumption that any outstanding Indebtedness of the Company or any of its Subsidiaries would be assumed by the shareholders of the Company.
          “Fair Value of Transocean Ordinary Shares” means the amount (stated on a per share basis), as of the Put Notice Date, determined pursuant to the Transocean Appraisal Procedure, that a willing purchaser (under no compulsion to buy) would agree to pay, and a willing seller (under no compulsion to sell) would agree to accept, in an arm’s-length negotiated transaction without time constraints for the sale of all the outstanding Transocean Ordinary Shares (assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Transocean Ordinary Shares and the exercise of all rights and warrants then outstanding and exercisable to purchase such shares or securities convertible into or exchangeable for such shares; provided, however, that such assumption will not include those securities, rights and warrants convertible into Transocean Ordinary Shares where the conversion, exchange or exercise price per share is greater than the value per share).
          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          “Governmental Authority” means any government or supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or classification society.
          “Governmental Requirements” means any law, statute, code, ordinance, order, determination, rule, regulation, treaty, publication, judgment, decree, injunction, franchise, permit, registration, consent, approval, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any swap, derivative, cap, floor, forward, future, put, call, short, exchange or other hedging arrangement.
          “Holder” shall mean Pacific Drilling or any Permitted Transferee which holds Registrable Securities.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;
          (2) all capital lease obligations of such Person and all attributable debt in respect of sale/leaseback transactions entered into by such Person;
          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);
          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured;
          (7) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
          (8) any break fees, prepayment fees or other similar costs, expenses or penalties relating to the termination or repayment of any of the above.
          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
          “Indemnified Party” has the meaning ascribed thereto in Section 4.8 of this Agreement.
          “Indemnifying Party” has the meaning ascribed thereto in Section 4.8 of this Agreement.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
          “Maximum Offering Size” has the meaning ascribed thereto in Section 4.3 of this Agreement.
          “Notice” has the meaning ascribed thereto in Section 6.1 of this Agreement.
          “Other Shareholders” has the meaning ascribed thereto in Section 4.2 of this Agreement.
          “Pacific Drilling” has the meaning ascribed thereto in the preamble hereto.
          “Pacific Drilling Percentage” means the percentage represented by a fraction, the numerator of which shall be the number of issued Pacific Drilling Shares on the Put Notice Date and the denominator of which shall be the total number of issued Company Shares on the Put Notice Date.

          “Pacific Drilling Shares” means all the Company Shares owned by Pacific Drilling or any of its Permitted Transferees.
          “Permitted Transfer” means any Transfer by a Shareholder to a Permitted Transferee of all the Company Shares held by such Shareholder; provided that the Permitted Transferee agrees in writing to be bound by the terms of this Agreement.
          “Permitted Transferee” means (a) with respect to TOIVL or Transocean, Transocean or any Subsidiary of Transocean; and (b) with respect to Pacific Drilling, (i) any Affiliate of Pacific Drilling, (ii) any individual who controls or shares control of Pacific Drilling as of the date hereof or any Affiliate thereof, or (iii) any Person of which a majority of the shareholders, members, partners or holders of other equity, ownership or participation interests (however designated), or the guardians, custodians or other legal representatives or beneficiaries thereof, consist of one or more Persons described in clause (i) or (ii); provided, however, that neither Pacific Drilling nor any Permitted Transferee of Pacific Drilling may transfer any Company Shares or any Transocean Ordinary Shares to any Person who derives at least thirty percent (30%) of its annual revenues from contract drilling and/or drilling management services.
          “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated association or organization or Governmental Authority.
          “Public Company” means a Person that is subject to the reporting requirements of the Exchange Act and the capital stock of which is listed and widely traded on a recognized securities exchange.
          “Purchase Price” has the meaning ascribed thereto in Section 2.3 of this Agreement.
          “Put Closing” means the closing to the sale of the Pacific Drilling Shares to TOIVL pursuant to Article II.
          “Put Closing Balance Sheet” means the balance sheet of the Company as of the close of business on the Put Closing Date, as prepared in accordance with GAAP (other than in the case of loans made by the Shareholders pursuant to Section 6.02 of the Shareholders’ Agreement (and any accrued and unpaid interest thereon) which shall be treated as capital as described below in the definition of “Put Closing Date Working Capital”).
          “Put Closing Date” means the date on which the Put Closing occurs, which shall be five (5) Business Days after the later to occur of (a) the Fair Value of the Drilling Rigs having been determined pursuant to the Drilling Rig Appraisal Procedure, or (b) the satisfaction or waiver of the conditions precedent set forth in Section 2.7 of this Agreement; provided that such date shall not be more than one hundred eighty (180) days after the Put Notice Date.
          “Put Closing Date Working Capital” means, as determined from the Put Closing Balance Sheet, the amount by which (i) the sum, without duplication of amounts, of all amounts that are included and classified as current assets on that balance sheet exceeds, or is exceeded by, (ii) the sum, without duplication of amounts, of all amounts that are included as current liabilities on that balance sheet (other than loans made by the Shareholders pursuant to Section 6.02 of the

Shareholders’ Agreement (and any accrued and unpaid interest thereon) which shall be treated as capital), in each case without duplication of any assets or liabilities included in the determination of the Fair Value of the Drilling Rigs; provided that if an independent accounting firm makes a determination under Section 2.4, the amount of its fees and expenses which are attributable to their review of the Put Closing Balance Sheet and its making of such determination will be deemed a current liability of the Company for the purpose of determining the Put Closing Date Working Capital; provided further that, if at any time those current assets are exceeded by those current liabilities, Put Closing Date Working Capital will be expressed as a negative amount.
          “Put Closing Statement” has the meaning ascribed thereto in Section 2.4 of this Agreement.
          “Put Date” means the third anniversary of the date hereof and the last Business Day of each succeeding calendar month thereafter.
          “Put Notice” has the meaning ascribed thereto in Section 2.1 of this Agreement.
          “Put Notice Date” means the Put Date on which Pacific Drilling gives each of TOIVL and Transocean written notice of its exercise of the Put Option pursuant to Section 2.1.
          “Put Option” means the option of Pacific Drilling to sell all (but not less than all) of the Pacific Drilling Shares to TOIVL pursuant to and upon the terms and conditions set forth in Article II.
          “register”, “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.
          “Registration” has the meaning ascribed thereto in Section 4.1 of this Agreement.
          “Registrable Securities” shall mean (a) Transocean Ordinary Shares acquired by any Holder and (b) any shares or other securities of Transocean issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Transocean Ordinary Shares.
          “Registration Expenses” shall mean all expenses incurred by Transocean in connection with any registration pursuant to Article IV, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Transocean, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.
          “Rig Broker” means an internationally recognized broker in the offshore industry serving clients worldwide, whose primary business includes acting as a broker in the sale and purchase, order and charter of mobile offshore drilling units. Schedule A hereto lists Persons which as of the date hereof are Rig Brokers.

          “Rights” means any options, warrants, rights, convertible or exchangeable securities, commitments, contracts, arrangements or undertakings of any kind (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Capital Stock or any security convertible or exercisable for or exchangeable into any Capital Stock or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, commitment, contract, arrangement or undertaking.
          “Rule 144” has the meaning ascribed thereto in Section 4.10 of this Agreement.
          “Securities Act” shall mean the United States Securities Act of 1933, as amended.
          “Selling Expenses” shall mean all underwriting discounts or commissions, income or transfer taxes if any, and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for the Holders.
          “Share Cap” has the meaning ascribed thereto in Section 2.3 of this Agreement.
          “Shareholder” means each of Pacific Drilling, TOIVL and any of their respective Permitted Transferees who agrees in writing to be bound by the terms of this Agreement.
          “Shares” means the ordinary shares, par value US$0.01 per share, of the Company.
          “Shareholders’ Agreement” has the meaning ascribed to it in the recitals hereto.
          “Shipyard” has the meaning ascribed thereto in the recitals hereto.
          “Stock Consideration” has the meaning ascribed thereto in Section 2.2 of this Agreement.
          “Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the total voting power of such other Person’s Voting Stock is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.
          “Tax” or “Taxes” means all income, gross receipts, license, sales, use, payroll, employment, franchise, profits, property, excise, severance, occupation, premium, business, value added, stamp, environmental, customs duties, transfer, gains, capital stock, withholding, social security (or similar), worker’s compensation, unemployment, compensation, disability, ad valorem, real property, personal property, transfer, alternative or add-on minimum, estimated, or any other taxes, fees, and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, whether disputed or not.
          “TOIVL” has the meaning ascribed thereto in the preamble hereto.
          “Transaction Documents” means (i) the Marketing Agreement dated as of the date hereof between the Company and TOIVL; (ii) the Operating Agreement dated as of the date hereof between the Company and TOIVL; (iii) the Deepwater Pacific 1 Drillship Construction Management Agreement dated as of the date hereof between the Company and TOIVL; (iv) the Deepwater Pacific 2 Drillship Construction Management Agreement dated as of the date hereof between the Company and TOIVL; (v) the Shareholders’ Agreement dated as of the date hereof among Pacific Drilling, the Company and TOIVL; (vi) the Put Option and Registration Rights Agreement dated as of the date hereof among Pacific Drilling, the Company, Transocean Inc. and TOIVL; and (vii) the Confidentiality Agreement dated as of the date hereof among Pacific Drilling, the Company and TOIVL.
          “Transfer” means, as to any security, to sell or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of, such security, with or without consideration.
          “Transfer Taxes” has the meaning ascribed thereto in Section 2.6 of this Agreement.
          “Transferor” means any party to this Agreement that has Transferred any security to a Permitted Transferee pursuant to a Permitted Transfer.
          “Transocean” has the meaning ascribed thereto in the preamble hereto.
          “Transocean Appraisal Procedure” shall mean the following procedure to determine the fair value of the Transocean Ordinary Shares (the “valuation amount”) for purposes of the definition of “Fair Value of Transocean Ordinary Shares”. For a period of ten (10) days after the Put Notice Date, the Shareholder Representatives of each of Pacific Drilling and TOIVL shall negotiate in good faith to reach an agreement as to the valuation amount of Transocean. If such negotiations do not result in an agreement, each of Pacific Drilling and TOIVL shall promptly, and in any event within five (5) days thereafter, appoint as its appraiser an internationally recognized investment banking firm. Each appraiser shall, within forty-five (45) days of appointment, submit to Pacific Drilling and TOIVL its appraisal of the valuation amount. If the difference in the valuation amounts set forth in the two appraisals is no more than ten percent (10%) of the average of the valuation amounts set forth in the two appraisals, the average of the two appraisals shall be deemed the valuation amount. If the difference in the valuation amounts set forth in the two appraisals is in excess of ten percent (10%) of the average of the valuation amounts set forth in the two appraisals, for a period of ten (10) days, Pacific Drilling and TOIVL shall negotiate in good faith to reach an agreement as to the valuation amount of Transocean. If such negotiations do not result in an agreement, the appraisers shall jointly appoint a third appraiser within five (5) days thereafter, who shall be an internationally recognized investment banking firm. Neither Pacific Drilling nor TOIVL, nor any of their respective Affiliates or agents, shall share any information with respect to the prior appraisals with the third appraiser. The third appraiser shall submit its appraisal to Pacific Drilling and TOIVL within forty-five (45) days of its appointment. The valuation amount submitted by the third appraiser shall be deemed the valuation amount, unless the valuation amount set forth in the third appraisal is (i) greater than both valuation amounts set forth in the two earlier appraisals, in which case the higher of the two earlier appraisals will be deemed the valuation amount, or (ii) lower than both valuation amounts set forth in the two earlier appraisals, in which case the lower of the two earlier appraisals will be deemed the valuation amount. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit its appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. Pacific Drilling and TOIVL shall each bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared one-half by Pacific Drilling and one-half by TOIVL. The parties shall use their commercially reasonable best efforts to cause the appraisal procedure to be completed as promptly as is reasonably practicable and in any event within the time limits set forth above.
          “Transocean Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Transocean or any other shares of capital stock or other equity, participation or ownership interests (however designated) in Transocean into which such ordinary shares have been reclassified.
          “Transocean Share Price” means the average of the closing share prices of the Transocean Ordinary Shares on the New York Stock Exchange (or the principal trading market (if not the New York Stock Exchange) on which the Transocean Ordinary Shares are listed at the time) during the thirty (30) calendar day period ending on the Business Day prior to the Put Notice Date (appropriately adjusted for any stock split dividend, combination or similar transaction during such period). In the event the Transocean Ordinary Shares are not at the time listed and traded widely on a recognized securities exchange, the Transocean Share Price will be the Fair Value of Transocean Ordinary Shares.
          “Valuation Multiple” shall mean (i) 1.08, in the event Pacific Drilling elects to receive Stock Consideration pursuant to Section 2.2 and (ii) 1.00, in the event Pacific Drilling elects to receive Cash Consideration pursuant to Section 2.2.
          “Voting Stock” of a Person means all classes of capital stock, shares or other equity, participation or ownership interests (however designated) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
ARTICLE II
PUT OPTION
          SECTION 2.1. Put Option . (a) Pacific Drilling shall have the option to sell to TOIVL, and to cause TOIVL to purchase, all (but not less than all) of the Pacific Drilling Shares. Transocean shall cause TOIVL to perform all covenants, agreements, obligations and liabilities of TOIVL under this Article II. In the event that Transocean is unable to cause TOIVL to perform such covenants, agreements, obligations and liabilities, Transocean shall either cause another wholly owned subsidiary of Transocean to perform such covenants, agreements, obligations and liabilities or shall itself perform such covenants, agreements, obligations and liabilities.
          (b) The Put Option may be exercised by Pacific Drilling in its sole discretion on any Put Date by delivery of written notice (a “Put Notice”) to TOIVL and Transocean on any such Put Date of Pacific Drilling’s election to exercise the Put Option. The Put Option shall be exercised and irrevocable upon receipt of the Put Notice by TOIVL and Transocean.

          (c) At the Consideration Election Date, Pacific Drilling will be deemed to have made to TOIVL and Transocean the representations and warranties set forth in Schedule B, and TOIVL and Transocean will be deemed to have made to Pacific Drilling the representations and warranties set forth in Schedule C (in each case, with any schedules or incomplete or bracketed information to be appropriately completed in a certificate delivered at the Consideration Election Date). On the Consideration Election Date, Pacific Drilling will deliver written notice (the “Consideration Election Notice”) to TOIVL and Transocean specifying the form of Consideration Pacific Drilling has elected to receive pursuant to Section 2.2. Pacific Drilling will be bound by the Consideration Election Notice, which shall be irrevocable upon receipt thereof by TOIVL and Transocean.
          (d) The Put Closing shall take place on the Put Closing Date at the offices of the Company or on such other date and at such other place as Pacific Drilling and TOIVL shall agree; provided that if Pacific Drilling elects to receive Cash Consideration pursuant to Section 2.2, TOIVL may elect to defer the Put Closing until the 120th day following the Put Notice Date (except to the extent TOIVL can reasonably procure any required funding prior thereto). Upon the Put Closing, Pacific Drilling will be deemed to have made to TOIVL and Transocean the representations and warranties set forth in Schedule B, and TOIVL and Transocean will be deemed to have made to Pacific Drilling the representations and warranties set forth in Schedule C (with any schedules or incomplete or bracketed information to be appropriately completed in a certificate delivered at the Put Closing). At the Put Closing, (i) TOIVL (and Transocean in the case of Stock Consideration) shall deliver the Consideration in an amount equal to the Purchase Price (as set forth in Section 2.2 and 2.3) to or upon the order of Pacific Drilling and (ii) Pacific Drilling shall deliver to or upon the order of TOIVL the Pacific Drilling Shares duly endorsed for transfer or accompanied by blank stock powers. Each of the parties hereto will use its commercially reasonable best efforts to cause the Put Closing to occur as promptly as is reasonably practical following the Put Notice Date; provided that if Pacific Drilling elects to receive Cash Consideration pursuant to Section 2.2, TOIVL may elect to defer the Put Closing until the 120th day following the Put Notice Date (except to the extent Transocean can reasonably procure any required funding prior thereto).
          (e) TOIVL may designate any other Person to purchase the Shares to be sold pursuant to the exercise of the Put Option; provided that any such designation shall not relieve TOIVL of its obligations hereunder or affect the Consideration to be paid for the Shares upon exercise of the Put Option.
          SECTION 2.2. Consideration. Pacific Drilling shall elect in its Consideration Election Notice to be paid upon the Put Closing, in its sole discretion, either (i) in U.S. dollars by wire transfer of immediately available funds to an account designated in writing by Pacific Drilling not less than two (2) Business Days prior to the Put Closing (the “Cash Consideration”), or (ii) subject to Section 2.8(b), in Transocean Ordinary Shares (the “Stock Consideration”). If Pacific Drilling elects Stock Consideration, the Consideration Election Notice shall also specify whether Pacific Drilling elects to receive the Gross Stock Consideration or the Net Stock Consideration. If Pacific Drilling fails to deliver such Consideration Election Notice on the Consideration Election Date, TOIVL shall within one (1) Business Day of such failure elect the form of Consideration by written notice to Pacific Drilling, which shall be deemed to constitute the Consideration Election Notice.

          SECTION 2.3. Purchase Price. (a) The price (the “Purchase Price”) to be paid to Pacific Drilling by TOIVL for the sale of the Pacific Drilling Shares at the Put Closing shall be (i) if Pacific Drilling elects to receive Cash Consideration pursuant to Section 2.2 or Section 2.7(b), an amount equal to the excess of (x) the Fair Value of Pacific Drilling Shares over (y) the Pacific Drilling Percentage of the aggregate amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis outstanding on the Put Closing Date (other than Indebtedness included as a current liability under clause (ii) of the definition of Put Closing Date Working Capital for purposes of the adjustment contemplated by Section 2.4); or (ii) if Pacific Drilling elects to receive Stock Consideration pursuant to Section 2.2, the number of Transocean Ordinary Shares obtained, at the election of Pacific Drilling, (A) by dividing (x) the Fair Value of Pacific Drilling Shares by (y) the Transocean Share Price (the “Gross Stock Consideration”), or (B) by dividing (x) the excess of the Fair Value of the Pacific Drilling Shares over the Pacific Drilling Percentage of the aggregate amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis outstanding on the Put Closing Date (other than Indebtedness included as a current liability under clause (ii) of the definition of Put Closing Date Working Capital for purposes of the adjustment contemplated by Section 2.4) by (y) the Transocean Share Price (the “Net Stock Consideration”); provided, in the case of clause (ii), that if the number of Transocean Ordinary Shares to be paid to Pacific Drilling hereunder equals or exceeds fifteen percent (15%) of the issued and outstanding Transocean Ordinary Shares on a fully-diluted basis as of the date of delivery by Pacific Drilling of the Consideration Election Notice (the “Share Cap”), Pacific Drilling shall be paid an amount in cash in lieu of such number of Transocean Ordinary Shares in excess of the Share Cap equal to the Transocean Share Price multiplied by such number of excess shares.
          (b) To the extent that the Fair Value of the Drilling Rigs does not appropriately reflect all the long-term liabilities other than Indebtedness of the Company, the Fair Value of the Drilling Rigs shall be decreased for purposes of the calculation of the Fair Value of Pacific Drilling Shares by the value of such long-term liabilities, as reflected on the financial statements of the Company for the most recently completed quarter prior to the Put Closing Date.
          SECTION 2.4. Working Capital Adjustment. (a) As soon as practicable but in no event later than thirty (30) days after the Put Closing Date, TOIVL will cause to be prepared and delivered to Pacific Drilling (i) the Put Closing Balance Sheet and (ii) a written statement (the “Put Closing Statement”) setting forth in reasonable detail the Put Closing Date Working Capital. The Put Closing Balance Sheet and the Put Closing Statement will be final and binding on the Shareholders unless, within twenty (20) Business Days following the delivery of the Put Closing Statement, Pacific Drilling notifies TOIVL in writing that it does not accept as correct any one or more of the amounts set forth in the Put Closing Statement. Subject to the timely delivery of such written notice, the Shareholders shall jointly appoint an internationally recognized independent accounting firm to review the Put Closing Balance Sheet and Put Closing Statement and to determine the Put Closing Date Working Capital from the Put Closing Balance Sheet so reviewed, which determination shall be made within sixty (60) Business Days after the appointment of such independent accounting firm and which determination shall be final and binding on the Shareholders.
          (b) If the Put Closing Date Working Capital shall be determined with finality pursuant to Section 2.4(a) to be a positive amount, TOIVL shall, no later than five (5) Business

Days after such determination, pay in cash to Pacific Drilling an amount equal to the product of the Put Closing Date Working Capital and the Pacific Drilling Percentage. If the Put Closing Date Working Capital shall be determined with finality pursuant to Section 2.4(a) to be a negative amount, Pacific Drilling shall, no later than five (5) Business Days after such determination, pay in cash to TOIVL an amount equal to the product of the Put Closing Date Working Capital and the Pacific Drilling Percentage.
          SECTION 2.5. Payment or Assumption of Debt. (a) If Pacific Drilling elects to receive the Gross Stock Consideration pursuant to Section 2.2 or Section 2.7(b), Pacific Drilling shall, at its option, on the Put Closing Date, (i) assume the payment in full of the Pacific Drilling Percentage of all the Indebtedness of the Company and its Subsidiaries on a consolidated basis outstanding on the Put Closing Date (other than loans made by the Shareholders pursuant to Section 6.02 of the Shareholders’ Agreement (and any accrued and unpaid interest thereon) and other than Indebtedness included as a current liability under clause (ii) of the definition of Put Closing Date Working Capital for purposes of the adjustment contemplated by Section 2.4) pursuant to one or more instruments in writing in a form reasonably satisfactory to TOIVL and the lenders, holders or other obligees of such Indebtedness, or (ii) pay to TOIVL on the Put Closing Date an amount in U.S. dollars in immediately available funds equal to all the Indebtedness of the Company and its Subsidiaries on a consolidated basis outstanding on the Put Closing Date (other than loans made by the Shareholders pursuant to Section 6.02 of the Shareholders’ Agreement (and any accrued and unpaid interest thereon) and other than Indebtedness included as a current liability under clause (ii) of the definition of Put Closing Date Working Capital for purposes of the adjustment contemplated by Section 2.4).
     (b) Notwithstanding anything to the contrary contained herein, for all purposes of this Article II, including without limitation for purposes of Section 2.3 and Section 2.4, all loans made by the Shareholders pursuant to Section 6.02 of the Shareholders’ Agreement (and any accrued and unpaid interest thereon) shall be treated as capital of the Company. Upon the completion of the Put Closing in accordance with the terms of this Article II, all loans made by Pacific Drilling (and any accrued and unpaid interest thereon) shall be deemed to have been cancelled and paid in full and no amounts will be owing in respect thereof.
          SECTION 2.6. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed in connection with the exercise of the Put Option and the Put Closing shall be borne equally by Transocean and Pacific Drilling. The parties shall cooperate in the timely preparation, execution and filing of any Tax returns with respect to such Transfer Taxes.
          SECTION 2.7. Conditions Precedent to Put Closing; Reasonable Best Efforts. As of the Put Closing Date:
     (a) (i) the consummation of the transactions contemplated by this Agreement shall not be prohibited by any applicable Governmental Requirements;
          (ii) there shall be no (A) injunction or restraining order of any nature issued by any Governmental Authority which directs, or which has the effect of directing,

that the Put Closing shall not be consummated as herein provided or (B) material investigation, action or other proceeding that shall have been brought by any Governmental Authority and be pending on the Put Closing Date against Pacific Drilling, TOIVL, Transocean, the Company or any Drillship Subsidiary in connection with the consummation of the transactions contemplated by this Agreement which is reasonably likely to result in an injunction or restraining order which directs, or which has the effect of directing, that the Put Closing shall not be consummated as herein provided; and
          (iii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable to the purchase and sale of the Pacific Drilling Shares pursuant to this Agreement, shall have expired or been terminated.
          (b) Each party will use its commercially reasonable best efforts to cause the conditions set forth in Section 2.7(a) to be satisfied as promptly as is reasonably practicable after the delivery of the Consideration Election Notice. In the event Pacific Drilling has elected to receive Stock Consideration but the conditions set forth in Section 2.7(a) can only be satisfied by Pacific Drilling receiving Cash Consideration, Pacific Drilling may, in its sole discretion, by notice to TOIVL change its election and instead elect to receive Cash Consideration; provided, however, that the amount of the Cash Consideration otherwise payable hereunder will be increased by four percent (4%) in accordance with Section 2.8(c).
          (c) Each party will use its commercially reasonable best efforts to cause the business of the Company and its Subsidiaries to be conducted in the ordinary course of business in a manner that is consistent with past practice from the Put Notice Date through and including the Put Closing Date so as to avoid any unanticipated or unwarranted effect on the Purchase Price.
          SECTION 2.8. Adjustments. (a) In the event of (i) any sale or conveyance of all or substantially all of the property and assets of Transocean to any Person (other than a Subsidiary of Transocean (unless Transocean is thereafter liquidated or dissolved) or any amalgamation of Transocean into any Person unless for the most recently completed four fiscal quarters of such Person prior to the closing of such transaction, less than thirty percent (30%) of the consolidated revenues of such Person are derived from contract drilling and/or drilling management services (on a pro forma basis giving effect to such transaction as if such transaction had been completed four full fiscal quarters prior to such closing), in which case the provisions of paragraph (c) below shall apply) or (ii) any split-off or spin-off of any Person holding all or substantially all of the property and assets of Transocean, then the provisions of this Agreement relating to Transocean and the Transocean Ordinary Shares shall be deemed to refer to such Person and its capital stock (and prior to or at the time of entering into any transaction or series of related transactions with such Person that results in the events contemplated by clauses (i) and (ii), Transocean shall cause such Person to enter into an agreement providing that it will comply with and be bound by the terms hereof).
          (b) In the event that (i) the Transocean Ordinary Shares are no longer listed and widely traded on a recognized securities exchange and (ii) the capital stock of any Person which directly or indirectly owns more than fifty percent (50%) of the outstanding Transocean Ordinary Shares is so listed and widely traded, then the provisions of this Agreement relating to

Transocean and the Transocean Ordinary Shares shall be deemed to refer to such Person and such capital stock (and prior to or at the time of entering into any transaction or series of related transactions with such Person that results in the events contemplated by clauses (i) and (ii), Transocean shall cause such Person to enter into an agreement providing that it will comply with and be bound by the terms hereof), unless for the most recently completed four fiscal quarters of such Person prior to the closing of such transaction (on a pro forma basis giving effect to such transaction as if such transaction had been completed four full fiscal quarters prior to such closing), less than thirty percent (30%) of the consolidated revenues of such Person are derived from contract drilling and/or drilling management services, in which case the provisions of paragraph (c) below shall apply.
     (c) (i) If the issuance by Transocean to Pacific Drilling of Transocean Ordinary Shares pursuant to an election for Stock Consideration shall be prohibited by applicable law, regulation or securities exchange rule;
          (ii) in the event that (x) any sale or conveyance of all or substantially all of the property and assets of Transocean to any Person other than a Subsidiary of Transocean or any amalgamation of Transocean into any Person other than a Subsidiary of Transocean and (y) for the most recently completed four fiscal quarters of such Person prior to the closing of such transaction (on a pro forma basis giving effect to such transaction as if such transaction had been completed four full fiscal quarters prior to the closing of any transaction or series of related transactions that results in the event contemplated by clause (x)), less than thirty percent (30%) of the consolidated revenues of such Person are derived from contract drilling and/or drilling management services; or
          (iii) in the event that (x) the Transocean Ordinary Shares are no longer listed and widely traded on a recognized securities exchange, (y) the capital stock of any Person which directly or indirectly owns more than fifty percent (50%) of the outstanding Transocean Ordinary Shares is so listed and widely traded and (z) for the most recently completed four fiscal quarters of such Person prior to the closing of any transaction or series of related transactions that results in the event contemplated by clause (x) and (y) (on a pro forma basis giving effect to such transaction as if such transaction had been completed four full fiscal quarters prior to such closing), less than thirty percent (30%) of the consolidated revenues of such Person are derived from contract drilling and/or drilling management services, then, in the case of clause (i) (provided that Transocean and TOIVL shall have complied with their obligations under Sections 5.1 and 5.3 in respect of any such law, regulation or rule), (ii) or (iii), Pacific Drilling shall only be entitled to receive Cash Consideration upon exercise of the Put Option; provided, however, that the amount of the Cash Consideration otherwise payable hereunder will be increased by (A) four percent (4%) in the case of clause (i) or (B) eight percent (8%) in the case of clause (ii) or (iii).
          (d) In the event of any other material change in the equity capitalization or corporate structure of Transocean (i) which results in the Transocean Ordinary Shares no longer representing the principal equity ownership interest (based on aggregate market value) in Transocean, (ii) which is not otherwise contemplated by this Section 2.8 (regardless of whether an adjustment is required thereunder) and (iii) which would have unintended or unanticipated effects on the provisions of this Article II relating to the Stock Consideration, the parties hereto will agree to appropriate changes in the terms of this Article II to give effect to the original intent of the parties hereto to the greatest extent possible.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          SECTION 3.1. Representations of Transocean. Each of TOIVL and Transocean represents and warrants to Pacific Drilling as follows:
          (a) Organization; Etc. Each (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transocean and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
          (b) Authority Relative to this Agreement. Each has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate and shareholder action on the part of each of TOIVL and Transocean. This Agreement has been duly and validly executed and delivered by each of TOIVL and Transocean and, assuming this Agreement has been duly authorized, executed and delivered by Pacific Drilling and the Company, constitutes a valid and binding agreement of each of TOIVL and Transocean, enforceable against each of TOIVL and Transocean in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.
          (c) Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by each of TOIVL and Transocean, nor the consummation by each of them of the transactions contemplated by this Agreement, will (i) conflict with or result in any breach of any provision of the organizational documents of each of them, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which each of them is a party or by which each of them or any of their respective properties or assets are bound, (iii) violate any Governmental Requirements applicable to each of them or any of their respective properties or assets or (iv) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except, in the case of clauses (ii), (iii) or

(iv), for such violations, breaches or defaults as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transocean and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
          SECTION 3.2. Representations of Pacific Drilling. Pacific Drilling represents and warrants to each of TOIVL and Transocean as follows:
          (a) Organization; Etc. Pacific Drilling (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pacific Drilling and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
          (b) Authority Relative to this Agreement. Pacific Drilling has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate and shareholder action on the part of Pacific Drilling. This Agreement has been duly and validly executed and delivered by Pacific Drilling and, assuming this Agreement has been duly authorized, executed and delivered by TOIVL, Transocean and the Company, constitutes a valid and binding agreement of Pacific Drilling, enforceable against Pacific Drilling in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.
          (c) Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by Pacific Drilling, nor the consummation by Pacific Drilling of the transactions contemplated by this Agreement, will (i) conflict with or result in any breach of any provision of the organizational documents of Pacific Drilling, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Pacific Drilling is a party or by which it or any of its properties or assets are bound, (iii) violate any Governmental Requirements applicable to Pacific Drilling or any of its properties or assets; or (iv) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except, in the case of clauses (ii), (iii) or (iv), for such violations, breaches or defaults as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pacific Drilling and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

ARTICLE IV
REGISTRATION RIGHTS
          The provisions of this Article IV will apply only if Pacific Drilling elects to receive Stock Consideration pursuant to Section 2.2:
          SECTION 4.1. Request for Registration. On any date after the Put Closing Date, if Transocean shall receive from Pacific Drilling a written request that Transocean effect any registration with respect to the Registrable Securities owned by the Holders (which request shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition thereof) that Transocean effect a registration with respect to the Registrable Securities owned by the Holders, which registration shall cover Registrable Securities having an aggregate fair market value (based on the then-current market value of such Registrable Securities) equal to $100 million or more unless Pacific Drilling shall hold less than $100 million of Registrable Securities, in which event, the remaining Registrable Securities held by Pacific Drilling, Transocean will as soon as reasonably practicable (provided that no Registration (as defined below) shall be required to be effected until the earlier of (i) the first anniversary of the Put Closing Date and (ii) the 15-month anniversary of the Put Notice Date but not later than the second anniversary of the Put Closing Date; provided further that in connection with any Registration on a Form S-1 or F-1 (or any successor form thereto), such Registration shall not be required to be effected earlier than ninety (90) days after receipt of such request), use all commercially reasonable best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so reasonably requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request; provided that Transocean shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Agreement:
          (a) after Transocean has effected two (2) registrations on behalf of the Holders (the “Registrations”), pursuant to this Agreement and, subject to the provisions below, such Registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed; provided that any requested registration commenced that is subsequently withdrawn at the request of Pacific Drilling (unless such withdrawal is due to adverse market conditions) shall count towards the number of Registrations; or
          (b) if at any time Transocean provides written notice to Pacific Drilling that Transocean has determined, in its reasonable business judgment, that it would be materially disadvantageous to Transocean (including, but not limited to, because the sale of Registrable Securities covered by a registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with or otherwise adversely affect in any material respect any acquisition, financing, corporate reorganization or other material transaction or event, circumstance or development involving Transocean) (a “Disadvantageous Condition”) for sales of Registrable Securities under such registration statement to be permitted, Transocean may refrain from maintaining current the prospectus contained in such registration statement or cause such registration statement to be withdrawn or the effectiveness of such registration statement to be terminated, or, in the event no registration statement has been filed, Transocean shall be entitled to not file such registration statement, for the later of (i) a reasonable period of time specified in the notice of the Disadvantageous Condition or (ii) until such Disadvantageous Condition no longer exists (written notice of which Transocean shall promptly deliver to Pacific Drilling).
Upon receipt by Pacific Drilling of any notice from Transocean of a Disadvantageous Condition, the Holders shall immediately discontinue use of the prospectus and any prospectus supplement under such registration statement and shall suspend sales of Registrable Securities for the period of time specified in the notice of the Disadvantageous Condition or until such Disadvantageous Condition no longer exists. Furthermore, if so directed by Transocean by such notice, the Holders will deliver to Transocean all copies then in its possession of the prospectus and prospectus supplements then covering such Registrable Securities at the time of receipt of such notice. In the event that Transocean makes an election under this Section 4.1, the Holders agree to keep confidential the fact of such election and any information provided by Transocean in connection therewith. In the event any registration statement in respect of a registration requested by Pacific Drilling pursuant to Section 4.1 is withdrawn or the effectiveness of such registration statement is terminated, or a registration statement is not filed in respect of such request, in each case pursuant to this Section 4.1(b), then Pacific Drilling shall have the right to withdraw its request for such registration at any time following receipt of any notice from Transocean of a Disadvantageous Condition, and, if the Pacific Drilling so withdraws its request, the Holders shall be deemed not to have used one of their rights to request a registration under this Agreement and shall continue to have such right.
          SECTION 4.2. Other Shareholders. The registration statement filed pursuant to the request of Pacific Drilling may not include other securities of Transocean that are not Registrable Securities (i) which are held by Persons who, by virtue of agreements with Transocean or otherwise, are entitled to include their securities in any such registration (“Other Shareholders”), or (ii) which are to be sold by or on behalf of Transocean.
          SECTION 4.3. Underwriting. If the Holders intend to distribute the Registrable Securities by means of an underwriting, Pacific Drilling shall so advise Transocean as a part of its request made pursuant to Section 4.1. If Other Shareholders request to include other securities of Transocean as part of the registration, and in the determination of the managing underwriters, such additional securities combined with the Registrable Securities to be registered pursuant to the request for Registration exceed the largest number of shares of Transocean securities (the “Maximum Offering Size”) which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, then Transocean shall include in such Registration, up to such Maximum Offering Size, first, all Registrable Securities requested to be registered by Pacific Drilling, and second, all securities requested to be included in such registration by any Other Shareholder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Other Shareholders on the basis of the relative number of Transocean securities requested to be included in such Registration). Pacific Drilling and Transocean shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by Pacific Drilling which shall include representations and warranties of selling shareholders.

          SECTION 4.4. Form S-3 or Form F-3. Notwithstanding anything to the contrary in Section 4.1, so long as Transocean qualifies for registration on Form S-3 or F-3 (or any successor form thereto) for secondary sales, any request for registration by Pacific Drilling shall be a request for registration on Form S-3 or F-3 (or any successor form thereto), and shall be subject to the conditions and limitations set forth in Section 4.1.
          SECTION 4.5. No Assignment. The registration rights set forth in this Article IV may not be assigned, in whole or in part, to any transferee of Registrable Securities, other than a Permitted Transferee.
          SECTION 4.6. Expenses of Registration. All Registration Expenses and Selling Expenses incurred in connection with any registration, qualification or compliance pursuant to this Article IV shall be borne by Pacific Drilling.
          SECTION 4.7. Registration Procedures. In the case of each registration effected by Transocean pursuant to Article IV, Transocean will keep Pacific Drilling advised in writing as to the initiation of each registration and as to the completion thereof. At Pacific Drilling’s expense, Transocean will:
          (a) Keep such registration effective for a period of 120 days or until Pacific Drilling has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period during which Pacific Drilling is prohibited from selling any securities included in such registration as a result of a Disadvantageous Condition; and (ii) in the case of any registration of Registrable Securities on Form S-3 or F-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which includes any prospectus required by Section 10(a) of the Securities Act or reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference in the registration statement of such information included in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act;
          (b) furnish such number of prospectuses and other documents incident thereto as Pacific Drilling from time to time may reasonably request;
          (c) notify Pacific Drilling at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and
          (d) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing Transocean for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed and reasonably satisfactory to the underwriters, if any, and to Pacific Drilling and (ii) a letter, dated as of such date, from the independent certified public accountants of Transocean, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed and reasonably satisfactory to the underwriters, if any, and if permitted by applicable accounting standards, to Pacific Drilling.
          SECTION 4.8. Indemnification. (a) Transocean agrees to indemnify and hold harmless Pacific Drilling and each Holder, each of its officers and directors, and each person controlling Pacific Drilling or such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to each registration which has been effected pursuant to this Article IV, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary prospectus or final prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse Pacific Drilling and each Holder, each of its officers, directors and partners, and each person controlling Pacific Drilling or such Holder, each such underwriter and each person who controls any such underwriter, for any legal or other expenses reasonably incurred (as incurred) in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that Transocean will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to Transocean by Pacific Drilling, any Holder or any underwriter and stated to be specifically for use therein; provided further, that Transocean shall not be liable in any such case with respect to an offer or sale of Registrable Securities during any period in which Holders are required pursuant to Section 4.1(b) to discontinue use of the prospectus and any prospectus supplement under the registration statement and to suspend sales of Registrable Securities.
          (b) Pacific Drilling and each Holder will indemnify Transocean, each of its directors and officers and each underwriter, if any, of Transocean’s securities covered by such a registration statement, each person who controls Transocean or such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each Other Shareholder and each of their officers and directors, and each person controlling such Other Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof made by Pacific Drilling or such Holder in writing, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by Pacific Drilling or such Holder therein not misleading, and will reimburse Transocean and such Other Shareholders, directors, officers, underwriters or control persons for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Transocean by Pacific Drilling or such Holder and stated to be specifically for use therein.
Transocean may require, as a condition to entering into any underwriting agreement in connection with the Registrable Securities, that Transocean shall have received an undertaking reasonably satisfactory to it from each underwriter named in any such underwriting agreement, severally and not jointly, to (i) indemnify and hold harmless Transocean, and all other holders of Registrable Securities, against any losses, claims, damages or liabilities to which Transocean or such other holders of Registrable Securities may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement, the final prospectus, or any issuer free writing prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the final prospectus or any issuer free writing prospectus), not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in reliance upon and in conformity with written information furnished to Transocean by the underwriter expressly for use therein, and (ii) reimburse Transocean for any legal or other expenses reasonably incurred by Transocean in connection with investigating or defending any such action or claim as such expenses are incurred.
          (c) Each party entitled to indemnification under this Section 4.8 (the “Indemnified Party”) shall give notice in writing to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.8 except to the extent the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and its Affiliates of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
          (d) If the indemnification provided for in this Section 4.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.
          (f) The provisions of this Section 4.8 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or Transocean or any of the indemnified persons referred to in this Section 4.8, and shall survive the sale by a Holder of securities covered by the registration statement.
          SECTION 4.9. Information by Pacific Drilling and the Holders. Pacific Drilling and the Holders shall furnish to Transocean such information regarding Pacific Drilling and the Holders and the distribution proposed by Pacific Drilling and the Holders as Transocean may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article IV.
          SECTION 4.10. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, Transocean agrees to:
          (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”);
          (b) use its commercially reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of Transocean under the Securities Act and the Exchange Act; and

          (c) so long as Pacific Drilling or any Holder owns any Registrable Securities, furnish to Pacific Drilling or such Holder upon request, a written statement by Transocean as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Transocean, and such other reports and documents so filed as Pacific Drilling or such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holders to sell any such securities without registration.
          SECTION 4.11. Termination. The registration rights set forth in this Article IV shall not be available upon the earlier to occur of (a) the second anniversary of the Put Closing Date, unless at that time Pacific Drilling is an affiliate of Transocean for the purposes of Rule 144, or (b) if all of the Registrable Securities then owned by the Holders can be sold in any ninety (90)-day period pursuant to Rule 144. If all the Registrable Securities then owned by such Holder could be sold in any one (1)-year period pursuant to Rule 144, then the registration rights set forth in this Article IV shall not be available for an offering on a continuous or delayed basis. Notwithstanding anything to the contrary set forth in this Article IV, the provisions of this Article IV shall be of no force and effect at any time at which Transocean (or any successor or any Person which directly or indirectly controls Transocean) is not a Public Company.
ARTICLE V
COVENANTS
          SECTION 5.1. Commercially Reasonable Best Efforts. On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable best efforts to cause the completion of the transactions contemplated hereby, including taking all commercially reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates. Each party will provide all information reasonably requested by any Rig Broker or investment banking firm in connection with the Drilling Rig Appraisal Procedure or Transocean Appraisal Procedure, as applicable.
          SECTION 5.2. Publicity. No public release or public announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
          SECTION 5.3. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
          SECTION 5.4. Restrictions on Transfer of Transocean Ordinary Shares. (a) Pacific Drilling agrees that it will not, and will not permit any of its Permitted Transferees to, Transfer any Transocean Ordinary Shares received upon exercise of the Put Option hereunder, other than to a Permitted Transferee, prior to the earlier to occur of (x) the first anniversary of the Put Closing Date and (y) fifteen (15) months following the Put Notice Date.
          (b) The Company, Pacific Drilling, TOIVL and Transocean agree that any purported Transfer of Transocean Ordinary Shares not permitted by this Section 5.4 shall be deemed null and void and shall not be given effect or recognition by the Company or Transocean, as the case may be.
          (c) In the event of a Permitted Transfer of any Transocean Ordinary Shares, the parties hereto will agree to modify the provisions of this Agreement to reflect any such Permitted Transfers.
          SECTION 5.5. Securities Law Matters. (a) Pacific Drilling agrees that the Transocean Ordinary Shares shall not be sold unless (i) the sale is pursuant to an effective registration statement under the Securities Act and all relevant state securities laws or (ii) Transocean shall receive an opinion of counsel to Pacific Drilling, in such form and substance reasonably satisfactory to Transocean, that registration is not so required and that the sale is exempt from registration under the Securities Act and any other applicable state securities laws or regulations. Pacific Drilling also acknowledges that it shall be responsible for compliance with all conditions on transfer imposed by any securities administrator of any state and (except to the extent provided otherwise in this Agreement) for any expenses incurred by Transocean in connection with reviewing such a proposed transfer and issuing opinions in connection therewith.
          (b) Pacific Drilling understands and agrees that the following restrictions and limitations are applicable to its purchase and its resales, pledges, hypothecations or other transfers of the Transocean Ordinary Shares pursuant to the Securities Act:
          (i) Pacific Drilling agrees that the Transocean Ordinary Shares shall not be sold, pledged, hypothecated or otherwise transferred unless registered under the Securities Act and applicable state securities laws or exempted therefrom.
          (ii) A legend in substantially the following form has been or will be placed on the securities underlying the Transocean Ordinary Shares:
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”
     “THE SHARES REPRESENTED BY THIS CERTIFICATE (OR BY THIS REGISTRATION, AS THE CASE

MAY BE) ARE SUBJECT TO RESTRICTIONS ON TRANSFER IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF OCTOBER 18, 2007, AMONG TRANSOCEAN PACIFIC DRILLING INC., PACIFIC DRILLING LIMITED, TRANSOCEAN INC. AND TRANSOCEAN OFFSHORE INTERNATIONAL VENTURES LIMITED, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER OF THESE SHARES. NO REGISTRATION OF TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH RESTRICTIONS ARE COMPLIED WITH.”
          (iii) The legend and stop transfer instructions described in subparagraph (ii) above will be placed on any new certificate(s) issued upon presentment by Pacific Drilling of any certificate(s) for transfer or conversion.
          SECTION 5.6. Standstill. Subject to the following sentence, during the period commencing on the Put Closing Date and continuing until the third anniversary of the Put Closing Date (the “Standstill Period”), none of Pacific Drilling, its Affiliates or any of their Permitted Transferees (the “Pacific Drilling Group”) shall, without the prior written consent or invitation of the Board of Directors of Transocean, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) or assets of Transocean or any of its Subsidiaries, other than Transocean Ordinary Shares issued pursuant to Article II hereof; (ii) any merger or other business combination or tender or exchange offer involving Transocean or any of its Subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Transocean or any of its Subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote or otherwise with respect to any voting securities of Transocean, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Exchange Act; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Transocean, other than a “group” consisting solely of members of the Pacific Drilling Group; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Transocean; (d) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or actively encourage, any third party with respect to any of the matters set forth in this paragraph (it being understood that, without limiting the generality of the foregoing, none of the Pacific Drilling Group shall be permitted to act as a joint bidder or co-bidder with any other person with respect to Transocean); (e) take any action which might cause or require it or the other party to make a public announcement regarding any of the types of matters set forth in this paragraph; or (f) disclose any intention, plan or arrangement inconsistent with this paragraph. Notwithstanding anything to the contrary contained in the preceding sentence, (i) until the eighteen (18)-month anniversary of the Put Closing Date, members of the

Pacific Drilling Group may acquire Transocean Ordinary Shares through the New York Stock Exchange or any other securities exchange on which the Transocean Ordinary Shares are listed; provided that the aggregate number of Transocean Ordinary Shares beneficially owned by all members of the Pacific Drilling Group shall not equal or exceed fifteen percent (15%) of the issued and outstanding Transocean Ordinary Shares on a fully diluted basis as of the trade date of any such acquisition, (ii) after the eighteen (18)-month anniversary of the Put Closing Date, members of the Pacific Drilling Group may acquire Transocean Ordinary Shares through the New York Stock Exchange or any other securities exchange on which the Transocean Ordinary Shares are listed and (iii) the provisions of the preceding sentence and clause (i) and (ii) of this sentence shall not have effect, and shall be null and void for all purposes, if (x) Pacific Drilling elects to receive Cash Consideration pursuant to Section 2.2 or (y) the number of Transocean Ordinary Shares paid to Pacific Drilling pursuant to Section 2.3 is less than five percent (5%) of the issued and outstanding Transocean Ordinary Shares on a fully-diluted basis as of the date of delivery by Pacific Drilling of the Consideration Election Notice.
ARTICLE VI
MISCELLANEOUS
          SECTION 6.1. Notices. All notices, consents, directions, approvals, instructions, requests, demands and other communications (each, a “Notice”) required or permitted by the terms hereof to be given to any Person shall be given in writing and may be delivered personally or sent by a reputable overnight air courier, first class post pre-paid recorded delivery (and air mail if overseas) or by fax or e-mail (in the case of fax or e-mail, with confirmation of receipt) to the party due to receive the Notice to the address set forth below or to such other address, person, fax number or e-mail address specified by that party by not less than seven (7) days’ written notice to the other party received before the Notice was dispatched:

If to TOIVL or Transocean:	Transocean Offshore International Ventures Limited
P. O. Box 10342
70 Harbour Drive
4th Floor, Block B
George Town, Grand Cayman KY1-1003 (Cayman Islands)
Fax: 345 745 4504
Attention: General Counsel
E-mail: Legal_Notices@mail.deepwater.com

If to Pacific Drilling:	c/o S.A.M.A.M.A.
L’Estoril
Bloc B, 1er Etage
31 Avenue Princesse Grace
MC 98000
Monaco
FAO: J.F. Megginson
Fax: + 377 99 99 51 09
e-mail: general@samama-monaco.com

If to the Company:	Transocean Pacific Drilling Inc.
c/o Transocean Offshore International Ventures Limited
P. O. Box 10342
70 Harbour Drive
4th Floor, Block B
George Town, Grand Cayman KY1-1003 (Cayman Islands)
Fax: 345 745 4504
Attention: General Counsel
E-mail: Legal_Notices@mail.deepwater.com

With a copy to:	Pacific Drilling Limited
c/o S.A.M.A.M.A.
L’Estoril
Bloc B, 1er Etage
31 Avenue Princesse Grace
MC 98000
Monaco
FAO: J.F. Megginson
Fax: + 377 99 99 51 09
E-mail: general@samama-monaco.com
          A Notice is deemed given: (i) if delivered personally, when left at, and the person delivering the Notice obtains the signature of a person at, the address referred to above; (ii) if sent by post or air courier, except overseas air mail, two (2) Business Days after posting it; (iii) if sent by overseas air mail, six (6) Business Days after posting it; and (iv) if sent by fax or e-mail, when confirmation of its receipt has been received by the sender. Any Notice sent other than by e-mail shall be accompanied by an e-mail (to the e-mail address for the Person to whom such Notice is sent) stating that a Notice has been sent pursuant to this Agreement and specifying the manner in which such Notice was sent.
          SECTION 6.2. Successors and Assigns. This Agreement shall bind and inure to the benefit of TOIVL, Transocean, Pacific Drilling, the Company and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in Section 4.8. None of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of all the other parties; provided that, in connection with a Permitted Transfer, as described in the definition thereof, a Permitted Transferee will become a party hereto and have all the rights of and be subject to the obligations of the Transferor; provided further that, as a result of such Permitted Transfer, the Transferor shall not be released from, and shall remain subject to, its obligations hereunder. The termination of this Agreement will not relieve any party from liability or responsibility for any breach of this Agreement occurring prior to the termination hereof (or at any time thereafter in respect of the terms hereof which survive termination).

          SECTION 6.3. Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the contract law of the State of New York.
          SECTION 6.4. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.
          SECTION 6.5. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only in a writing executed and delivered by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
          SECTION 6.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
          SECTION 6.7. Interpretation; Headings. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
          SECTION 6.8. Arbitration. In the event of any dispute, controversy or claim arising from or relating to this Agreement or the alleged breach of this Agreement (each, a “Dispute”), representatives of TOIVL, Transocean and Pacific Drilling shall negotiate with each other in good faith and use commercially reasonable best efforts to resolve such Dispute. Such representatives shall continue to meet and discuss resolution of the dispute until the earliest to occur of the following dates: (i) an agreement shall be reached by the parties resolving the Dispute or (ii) one party shall notify the other party in writing (the “Arbitration Notice”) that (a) no agreement resolving the Dispute is likely to be reached and (b) it seeks to commence an arbitration in accordance with the procedures set forth below. In the event a party delivers an Arbitration Notice, the Dispute shall be settled exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The party delivering the Arbitration Notice shall notify AAA in writing describing in reasonable detail the nature of the Dispute. Within twenty (20) Business Days following receipt by one party of the other party’s Arbitration Notice, each party shall select an arbitrator. The two arbitrators selected by the parties shall, within twenty (20) Business Days of their appointment, select as chairman of the tribunal, a third neutral arbitrator (collectively with the party-appointed arbitrators, the “Arbitrators” and each an “Arbitrator”). If the two party-appointed Arbitrators do not agree on a third neutral Arbitrator, the third Arbitrator shall be selected by the AAA. The arbitration hearing shall be held in New York, New York, before the three Arbitrators. Each of the Arbitrators shall be unaffiliated with either party or its Affiliates and shall not have any material financial dependence on either party. The arbitration hearing shall commence within sixty (60) days of the appointment of the third Arbitrator. The Arbitrators will not have any power to award punitive damages. Except as may be required by law or with the consent of all parties involved in the proceeding, neither party shall disclose or disseminate any information relating to a Dispute or to the arbitration proceedings called for hereby except for disclosure to those of its Affiliates, officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information. The parties in the arbitration shall share equally the costs and expenses of the arbitration. Each party shall otherwise bear its own fees and expenses.
          SECTION 6.9. Expenses.  Each of the parties will bear its own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby.
          SECTION 6.10. Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or arbitration panel, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this PUT OPTION AND REGISTRATION RIGHTS AGREEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRANSOCEAN PACIFIC DRILLING INC.

By:	/s/ Simon Crowe
Name:	Simon Crowe
Title:	Director

PACIFIC DRILLING LIMITED

By:	/s/ J.F. Megginson
Name:	J.F. Megginson
Title:	President & Director

TRANSOCEAN OFFSHORE INTERNATIONAL VENTURES LIMITED

By:	/s/ Steve McFadin
Name:	Steve McFadin
Title:	Vice President & Treasurer

TRANSOCEAN INC.

By:	/s/ Steve McFadin
Name:	Steve McFadin
Title:	Assistant Treasurer
[Signature Page — Put Option and Registration Rights Agreement]

Schedule A — Rig Brokers
Bassoe Offshore
Clarkson Offshore
Fearnley Offshore
Kennedy Marr
Pareto Offshore
R.S. Platou

Schedule B — Representations and Warranties of Pacific Drilling
     Pacific Drilling represents and warrants to each of TOIVL and Transocean as of the Put Closing Date as follows:
     SECTION 1. Organization; Etc. It (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on it and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
     SECTION 2. Authority. It has all requisite corporate power and authority to execute, deliver and perform pursuant to the terms and subject to the conditions of the Put Notice, including to sell all of the Pacific Drilling Shares on the Put Closing Date.
     SECTION 3. Consents and Approvals; No Violations. The sale of all of the Pacific Drilling Shares on the Put Closing Date will not (i) conflict with or result in any breach of any provision of its organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets are bound, (iii) violate any Governmental Requirements applicable to it or any of its properties or assets; or (iv) except as has been filed or obtained, require any filing with, or the obtaining of any permit, authorization, consent or approval of any Governmental Authority, except, in the case clauses of (ii), (iii) or (iv), for such violations, breaches or defaults as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on it and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
     SECTION 4. The Shares. It has good and valid title to its Pacific Drilling Shares to be sold to TOIVL on the Put Closing Date, free and clear of all Liens. Assuming TOIVL has the requisite power and authority to be the lawful owner of such Pacific Drilling Shares, upon delivery to TOIVL at the Put Closing of its certificates representing such Pacific Drilling Shares, duly endorsed by it for transfer to TOIVL, and upon Pacific Drilling’s receipt of the Purchase Price, good and valid title to such Pacific Drilling Shares will pass to TOIVL, free and clear of any Liens, other than those arising from acts of Transocean or its Affiliates.
     [The following representations and warranties will only be made if Pacific Drilling elects to receive Stock Consideration.]

SECTION 5. Securities Law Matters.
     (a) It has experience in analyzing and investing in companies like Transocean and is capable of evaluating the merits and risks of an investment in Transocean and has the capacity to protect its own interests. It is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D under the Securities Act. It is aware of Transocean’s business affairs and financial condition, and has acquired information about Transocean sufficient to reach an informed and knowledgeable decision to acquire the Transocean Ordinary Shares. It is acquiring the Transocean Ordinary Shares for its own account for investment purposes only not as a nominee or agent and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act. It has not offered or sold any portion of the Transocean Ordinary Shares to be acquired by it and has no present intention of reselling or otherwise disposing of any portion of such Transocean Ordinary Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance. It understands that investment in the Transocean Ordinary Shares is subject to a high degree of risk. It can bear the economic risk of its investment, including the full loss of its investment, and by reason of its business or financial experience or the business or financial experience of its professional advisors has the capacity to evaluate the merits and risks of its investment and protect its own interest in connection with the purchase of the Transocean Ordinary Shares. It also represents it has not been organized for the purpose of acquiring the Transocean Ordinary Shares.
     (b) It understands that the Transocean Ordinary Shares have not been and, except as provided in the Put Option and Registration Rights Agreement, will not be registered under the Securities Act or any applicable state securities law in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent and the accuracy of its representations as expressed herein and it will furnish Transocean with such additional information as is reasonably requested by Transocean in connection with such exemption.
     (c) It further understands that the Transocean Ordinary Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws, or unless exemptions from registration are otherwise available. Moreover, it understands that Transocean is under no obligation to and does not expect to register the Transocean Ordinary Shares, except as provided for in the Put Option and Registration Rights Agreement.
     (d) To its knowledge, Transocean has made available copies of Transocean’s reports filed under the Exchange Act since the beginning of Transocean’s current fiscal year. It has had a reasonable opportunity to ask questions relating to and otherwise discuss Transocean’s business, management and financial affairs with Transocean’s management, and it has received satisfactory responses to its inquiries. It has relied solely on its own independent investigation before deciding to enter into the purchase of the Transocean Ordinary Shares. It is not, and has not been within the ninety (90) days prior to the Put Closing Date, a broker or dealer of securities.

     (e) After giving effect to the issuance of Transocean Ordinary Shares on the Put Closing Date, Pacific Drilling is the beneficial owner of less than 15% of the issued and outstanding Transocean Ordinary Shares.

Schedule C — Representations and Warranties of TOIVL and Transocean
     Each of TOIVL and Transocean represents and warrants to Pacific Drilling as of the Put Closing Date as follows:
     SECTION 1. Organization; Etc. It (i) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transocean and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
     SECTION 2. Authority. In the case of TOIVL, it has all requisite corporate power and authority to acquire the Pacific Drilling Shares on the Put Closing Date [and in the case of Transocean, it has all requisite corporate power and authority to issue and deliver to Pacific Drilling the Transocean Ordinary Shares to be delivered on the Put Closing Date].
     SECTION 3. Consents and Approvals; No Violations. Except as set forth in Schedule 3 hereto, the acquisition of the Pacific Drilling Shares on the Put Closing Date [and the issuance and delivery of the Transocean Ordinary Shares to be delivered on the Put Closing Date] will not (i) conflict with or result in any breach of any provision of its organizational documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation (“Contract”) to which it is a party or by which they or any of its properties or assets are bound, (iii) violate any Governmental Requirements applicable to it or any of its properties or assets or (iv) except as has been filed or obtained, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except, in the case of clauses (ii), (iii) or (iv), for such violations, breaches or defaults as would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transocean and its Subsidiaries, taken as a whole, or on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.
     [The bracketed language in Sections 2 and 3 and all of the following representations and warranties will only be made if Pacific Drilling elects to receive Stock Consideration.]
     SECTION 4. Capital Structure. The authorized capital stock of Transocean consists of /•/  ordinary shares (the “Transocean Ordinary Shares”) [and /•/ other shares, par value $/•/ per share (the “Transocean Other Shares” and, together with the Transocean Ordinary Shares, the “Transocean Capital Stock”)]. At the close of business on the Put Closing Date, (i) /•/  Transocean Ordinary Shares [and /•/ shares of Transocean Other Shares] will be issued and outstanding, (ii) /•/ Transocean Ordinary Shares will be held by Transocean in its treasury[,][and] (iii) /•/  Transocean Ordinary Shares will be subject to outstanding options to purchase

Transocean Ordinary Shares granted under any [Transocean Stock Plan] (“Transocean Employee Stock Options”) and /•/ additional Transocean Ordinary Shares will be reserved for issuance pursuant to the [Transocean Stock Plans]. Except as set forth above or in Schedule 4 hereto, at the close of business on the Put Closing Date, no shares of capital stock or other voting securities of Transocean were issued, reserved for issuance or outstanding. [Except as set forth in Schedule 4, there are no outstanding stock appreciation right linked to the price of Transocean Ordinary Shares and granted under any Transocean Stock Plan that were not granted in tandem with a related Transocean Employee Company Stock Option.] Except as set forth in Schedule 4, all outstanding shares of capital stock of Transocean are, and all Transocean Ordinary Shares to be issued on the Put Closing Date pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Governmental Requirements, the certificate of incorporation and by-laws of Transocean or Transocean or any Contract to which TOIVL or Transocean is a party or otherwise bound. Except as set forth in Schedule 4, there are not any bonds, debentures, notes or other indebtedness of Transocean having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Transocean may vote (“Voting Transocean Debt”). Except as set forth above or in Schedule 4 hereto, as of the Put Closing Date, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TOIVL, Transocean or any direct or indirect Subsidiary of Transocean is a party or by which any of them is bound (i) obligating TOIVL, Transocean or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TOIVL, Transocean or of any such Subsidiary or any Voting Transocean Debt, (ii) obligating TOIVL, Transocean or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Transocean Ordinary Shares. Except as set forth in Schedule 4, as of the Put Closing Date, there are not any outstanding contractual obligations of TOIVL, Transocean or any such Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of TOIVL, Transocean or any such Subsidiary.
     SECTION 5. Transocean Ordinary Shares. Assuming Pacific Drilling has the requisite power and authority to be the lawful owner of the Transocean Ordinary Shares to be issued on the Put Closing Date pursuant to this Agreement, upon delivery to Pacific Drilling at the Put Closing of certificates representing all such shares and upon Transocean’s receipt of all the Pacific Drilling Shares to be delivered to Transocean at the Put Closing, good and valid title to all such Transocean Ordinary Shares will pass to Pacific Drilling, free and clear of any Liens, other than those arising from acts of Pacific Drilling or its Affiliates.
     SECTION 6. SEC Documents; Undisclosed Liabilities. (a) Except as set forth in Schedule 6(a) hereto, Transocean has filed all reports, schedules, forms, statements and other documents required to be filed by Transocean with the Commission since /•/ 1 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Transocean SEC Documents”).
     (b) Except as set forth in Schedule 6(b) hereto, as of its respective date, each Transocean SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Transocean SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Transocean included in the Transocean SEC Documents comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Transocean as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The unaudited consolidated statements of Transocean on each Form 10-Q included in the Transocean SEC Documents have been prepared in accordance with the requirements of Regulation S-X of the Commission and, on that basis, fairly present in all material respects the consolidated financial position of Transocean as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

[1]	The first day of the last full fiscal year of Transocean prior to the Put Closing Date.